Exhibit (1)(o)

CERTIFICATE OF AMENDMENT OF UBS MONEY SERIES

This Certificate of Amendment (“Certificate”) is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) and sets forth the following:

1. The name of the trust is: UBS Money Series (“Trust”).

2. The Trust’s Certificate of Trust is hereby amended to change the name of the Trust to UBS Series Funds.

3. This Certificate shall become effective on March 9, 2018.

IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Certificate as of the 9th day of March 2018.

/s/ Meyer Feldberg
Meyer Feldberg

As Trustee and not individually

Address:
c/o UBS Asset Management (Americas) Inc.
Attn: Legal Department
1285 Avenue of the Americas, 12th Floor
New York, NY 10014